Exhibit 99.2
Under Armour: 2Q15 Earnings Call, July 23, 2015 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our second quarter results followed by our updated outlook for 2015.

Our net revenues for the second quarter of 2015 increased 29% to $784 million. On a currency neutral basis, net revenues increased 31% for the period.

Within our product categories, we grew Apparel net revenues 23% to $515 million compared to $420 million in the prior year's quarter. Many of the same growth drivers that drove our first quarter Apparel business continued during the second quarter including our new Armour baselayer, updated training products, and expanded Golf and Hunting lines.

Second quarter Footwear net revenues increased 40% to $154 million from $110 million in the prior year. We continue to gain significant traction across multiple Footwear categories, most notably within the larger markets of Running and Basketball. SpeedForm remains a key growth story for our Brand and we are beginning to introduce this innovation across a wider range of styles and categories this year. And as Kevin mentioned, we capitalized on the incredible success of Stephen Curry in basketball with new colorways quickly selling out during his MVP and Championship run with the Warriors.

Our Accessories net revenues during the second quarter increased 39% to $83 million from $60 million last year, primarily driven by strong consumer demand for our line of bags.

Our global Direct-to-Consumer net revenues increased 33% for the quarter, representing approximately 32% of net revenues. We continue to be encouraged with our recent Brand House openings, including the first full quarter of results for our Chicago and Mall of America stores, as well as the new second quarter openings in Indianapolis and Orlando. From a global standpoint, we ended the second quarter with 160 owned stores including 139 Factory House stores and 21 Brand House stores.

Our E-Commerce business had a standout quarter and we are seeing the return on our investment in mobile optimization across our expanding list of global sites. While an ongoing focus on mobile is key, we were also able to drive strong traffic gains through more effective e-mail communications as well as by leveraging the incredible success of our athletes during the period.

Looking at our regions, North America net revenues increased 22% to $681 million in the second quarter compared to $558 million in the prior year's quarter. On a currency neutral basis, North America net revenues increased 23% based primarily on the drivers I just highlighted. International net revenues increased 93% to $89 million in the second quarter and represented 11% of total net revenues. On a currency neutral basis, International net revenues increased 112% for the period.

•	In the EMEA region, we continue to focus on the three core markets of the U.K., Germany, and France, while also developing distributor agreements in the region including the Middle East.

•	In Asia-Pacific, our partner store expansion and E-Commerce growth in China remain key stories and we also benefited from the roll out of our distributor agreement in Southeast Asia.

•	And in Latin America, we are seeing balanced growth throughout the region following our market entry into many of these countries during 2014.

Moving on to margins, second quarter gross margins contracted 80 basis points to 48.4% compared to 49.2% in the prior year's period. The following factors were the primary drivers during the quarter.

•	First, as we previously outlined, the continued strength of the US Dollar negatively impacted gross margins by approximately 60 basis points in the second quarter versus the prior year.

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Second, we incurred higher air freight expense in the second quarter primarily due to our efforts to normalize product flow from the West Coast port disruption and better service the Back-to-School selling season, which negatively impacted gross margins by approximately 50 basis points.

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Partially offsetting this margin pressure, better margins in our factory house business combined with our higher margin Connected Fitness revenues benefited gross margins by approximately 20 basis points in the second quarter.

Selling, general and administrative expenses as a percentage of net revenues deleveraged 80 basis points to 44.3% in the second quarter of 2015 from 43.5% in the prior year's period. As a reminder, starting last quarter, in an effort to simplify and streamline our conversation, we consolidated our SG&A detail into two primary buckets: Marketing and Other SG&A. SG&A details for the second quarter are as follows:

•	Marketing costs decreased to 11.4% of net revenues for the quarter from 11.6% in the prior year period with the modest leverage driven primarily by the strong net revenues growth during the quarter.

•	Other SG&A costs increased to 32.9% of net revenues for the quarter from 31.9% in the prior year, driven primarily by our Connected Fitness acquisitions and investments in our Brand House strategy.

Operating income for the second quarter decreased 8% to $32 million compared with $35 million in the prior year period.

Interest and other expense for the second quarter increased to $4 million compared with $1 million in the prior year period, primarily reflecting increased interest expense associated with the financing of our Connected Fitness acquisitions. Our second quarter tax rate of 46.7% was favorable to the 47.5% rate last year, primarily due to certain tax planning strategies.

Our second quarter net income decreased 17% to $15 million compared to $18 million in the prior year period, while our diluted earnings per share decreased to $0.07 from $0.08 in the prior year's period.

On the balance sheet, total cash and cash equivalents for the quarter decreased 43% to $171 million compared with $300 million at June 30, 2014. Inventory for the quarter increased 26% to $837 million compared to $662 million at June 30, 2014. Total debt increased to $716 million as compared to $197 million at June 30, 2014, primarily reflecting the financing of our Connected Fitness acquisitions.

Looking at our cash flows, our investment in capital expenditures was $91 million for the second quarter compared to $29 million in the prior year's period, driven primarily by our investments in our SAP platform and our global Retail strategy.

Now moving onto our updated 2015 guidance. Based on current visibility, we expect 2015 net revenues of approximately $3.84 billion, representing growth of 25%, and 2015 operating income in a range of $405 million to $408 million, representing growth of 14% to 15%. We have long stated that we would be opportunistic with our investment levels if and when the right situations present themselves. In a period where we have seen unprecedented success from our athletes on a global stage, we believe we have a unique opportunity to position ourselves more aggressively in key, long-term growth categories such as Basketball and Golf, which we believe can create Brand halos across the Under Armour portfolio. As a result, we expect to spend more than originally planned in Marketing throughout the remainder of the year, and this is the primary reason we are raising our full year net revenues guidance while maintaining the upper end of our previous operating income guidance. We believe this will better position our Brand in delivering long-term sustainable growth.

As a reminder, our operating income guidance includes the dilutive impact of the Connected Fitness acquisitions consisting of one-time transaction costs in the first quarter, operating losses from these businesses, and non-cash amortization charges of the intangible assets generated from the acquisitions.

Below operating results, we continue to expect a full year effective tax rate of approximately 41% compared to 39.2% in the prior year, primarily given the strengthening of the U.S. dollar which continues to negatively impact our international profitability.

Now I would also like to provide additional color on several items.

Starting with Revenues. We expect the growth rate in Footwear to continue outpacing the growth rate for our overall business during the second half of the year. International growth is expected to ease from the growth rate achieved in the first half of 2015, as we begin to cycle through our entry into Latin America as well as new distributor partnerships launched during the second half of 2014. From a cadence standpoint, we expect relatively consistent net revenue growth rates during the third and fourth quarters.

Now looking at Gross Margins. We continue to expect our full year gross margin will be roughly in line with last year's 49% rate. During the third quarter we continue to expect an approximate 50 basis point contraction, primarily due to the negative impact of the stronger U.S. dollar.

In SG&A , we expect the combined impact of higher planned Marketing spending, which I just discussed, and ongoing other SG&A expense pressure will result in a similar year-over-year growth rate in third quarter SG&A as experienced during the first half of the year.

Finally, a quick look at our planned Capital Expenditures. We continue to plan 2015 capital expenditures in the range of $330 million to $340 million. Consistent with our prior guidance, approximately $140 million of this total is allocated across three large areas to support long-term growth including our new domestic distribution center, the expansion of our corporate headquarters in Baltimore, and a new and expanded SAP platform. We have also accelerated our investments in key areas that will drive revenue growth including the roll outs of our global Retail strategy and new E-Commerce sites.

Forward Looking Statements
Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.